Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 14, 2024 (the “Effective Date”), by and between Superior Energy Services, Inc. (the “Company”) and David J. Lesar (“Executive”) (each, a “Party” and together, the “Parties”).

WITNESSETH:

WHEREAS, the Parties intend for this Agreement to set forth all the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.	Terms of Employment.

(a) Employment Period. Subject to the terms and conditions herein, Executive’s employment with the Company pursuant to the terms of this Agreement shall commence effective as of August 19, 2024 (the “Commencement Date”) and continue through the third (3rd) anniversary of the Effective Date (the “Initial Term”), and shall renew for an additional twelve (12) months on the third (3rd) anniversary of the Effective Date and on each subsequent one (1)-year anniversary thereafter (each a “Renewal Term”), unless terminated by the Company or Executive at least sixty (60) calendar days in advance prior to the end of the Initial Term or Renewal Term (as the case may be) (a “Non-Renewal”) and subject to earlier termination as provided in Section 2 hereof. The “Employment Period” shall mean the period commencing on the Effective Date and continuing until the Date of Termination (as defined below).

(b) Position; Duties. During the Employment Period, Executive shall be employed by the Company as Chief Executive Officer. Executive shall have all the duties, responsibilities, and authority attendant to the position of Chief Executive Officer and shall render services consistent with such position on the terms set forth herein. Executive agrees to perform faithfully, industriously, and to the best of Executive’s ability, experience, and talents, all of the duties and responsibilities hereunder, and exercise the authority customarily performed, undertaken, and exercised by an employee situated in a similar position. Commencing on the Commencement Date, Executive shall serve as the Chairman of the Board of Directors of the Company (the “Board”). In addition, Executive agrees to serve as an officer and/or director of one or more of the Company’s subsidiaries and/or affiliates if elected or appointed, in each case, without additional compensation. The Company reserves the right to terminate any office or directorship held by Executive immediately at any time by giving Executive written notice of such termination, and the Parties agree that such event shall not constitute or give rise to a termination for Good Reason (as defined below).

(c) Place of Performance. Executive’s principal place of employment with the Company shall be in Houston, Texas; provided that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

(d) Exclusivity; Representations. Executive shall use best efforts to promote the success of the Company’s and its subsidiaries’ and affiliates’ business(es), and except as set forth on Exhibit A, Executive shall (i) devote Executive’s full working and business time, attention, skill, and efforts to the business and affairs of the Company and its subsidiaries and affiliates and comply with the applicable restrictions in the Company’s Shared Core Values at Work (Code of Conduct) and the Company’s Employee Handbook with respect to investments that may be made or held by Executive (or Executive’s controlled affiliates or family members) or employment or career opportunities that may be accepted or pursued by Executive, and (ii)

not engage in any other business, profession, or occupation for compensation or otherwise without the prior written consent of the Board which may be withheld, conditioned, or delayed in the Board’s sole discretion; provided, however, that subject to the Board’s prior written consent, not to be unreasonably withheld, if Executive resigns from one of Executive’s current directorships set forth on Exhibit A, Executive may accept another board position. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive may (i) manage Executive’s personal investments and affairs, (ii) participate in non-profit, educational, community, or philanthropic activities, and (iii) be involved with various trade groups or associations related to the Company’s business and to participate in the activities of those groups or associations, in each case, to the extent that such activities in clauses (i)-(iii) of this sentence individually or in the aggregate do not interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement, are not in conflict with and do not interfere with the business interests of the Company or any of its subsidiaries or affiliates, do not violate Executive’s obligations under Section 4 hereof, and do not otherwise compete with the Company or any of its subsidiaries or affiliates. For the avoidance of doubt, the Company acknowledges and agrees that Executive’s engagement in the activities set forth on Exhibit A shall not constitute a breach or violation of any terms of this Agreement or any other agreement among the Parties. Executive further hereby represents, warrants, and covenants that: (x) Executive’s employment does not conflict with or violate the terms of any agreement by which Executive is bound, including any post-employment covenants or obligations to any other employer, entity, or person; and/or (y) Executive is not aware of his engagement in, concealment of, or aid of others in, any misconduct, and was not subject to any disciplinary action, while employed by any former employer that could reasonably be expected to cause any damage to the Company or any of its subsidiaries or affiliates, including but not limited to any conduct constituting sexual misconduct, sexual harassment, harassment, or discrimination, or the cover-up of such conduct. Executive agrees to as soon as reasonably practicable and, in no event, necessarily within one (1) business day, notify the Board if Executive becomes aware that any representation in this Section 1(d) is or becomes untrue or inaccurate at any time.

(e) Compensation.

(i) Base Salary. During the Employment Period, Executive’s annual base salary shall be One Million Dollars ($1,000,000) (prorated for partial years during the Employment Period), less applicable deductions, taxes, and withholdings; provided, however, that during the Employment Period, Executive’s annual base salary shall be subject to review at least annually and may be adjusted from time to time as determined by the Board (or a committee thereof) in its sole discretion (Executive’s annual base salary as adjusted from time to time and in effect from time to time, is hereinafter referred to as “Base Salary”). The Base Salary shall be payable in accordance with the Company’s (or one of its affiliates’ or subsidiaries’) normal payroll practices, as in effect from time to time.

(ii) Annual Bonus. In respect of each full fiscal year during the Employment Period, commencing with fiscal year 2025, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus opportunity of One Hundred Fifty Percent (150%) of Executive’s Base Salary (the “Target Bonus Opportunity”), under the Company’s annual incentive plan, as amended from time to time, which may be earned up to Two Hundred Percent (200%) of the Target Bonus Opportunity. For fiscal year 2024, Executive will (subject to the service-based requirements described herein) receive a prorated Annual Bonus in an amount equal to the prorated Target Bonus Opportunity (calculated by multiplying the Target Bonus Opportunity by a fraction, the numerator of which is equal to the number of days from the Commencement Date through and including December 31, 2024, and the denominator of which is equal to three hundred and sixty-six (366) and, which, for the avoidance of doubt, shall not be subject to the achievement of any performance criteria,) (the “2024 Annual Bonus”). Except as otherwise provided in Section 3(a) and notwithstanding anything in the Company’s annual incentive plan, to be eligible for the 2024 Annual Bonus or an Annual Bonus, Executive must be employed by the Company (and not have resigned or given notice of Executive’s resignation and not have been terminated or received

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notice of Executive’s termination) and in good standing at the end of the calendar year for which the Annual Bonus is earned. The 2024 Annual Bonus and any Annual Bonus shall be paid, if at all, when the Company regularly pays such bonuses to other similarly situated employees, which in all events shall be no later than March 15 following the fiscal year to which the 2024 Annual Bonus and any other applicable Annual Bonus relates, and subject to appropriate withholdings and deductions. The payment of an Annual Bonus in one year shall not create an expectation of, or entitlement to, any future Annual Bonus.

(f) Equity. As soon as reasonably practicable following the Commencement Date, Executive shall be granted an award of Restricted Shares (as defined in the Superior Energy Services, Inc. 2021 Management Incentive Plan, as amended, modified and/or restated from time to time (the “Management Incentive Plan”)), subject to time restrictions (the “Restricted Shares”). The Restricted Shares shall be issued pursuant to and subject to the terms and conditions of the Management Incentive Plan and an award agreement thereunder in the form set forth on Exhibit B attached hereto (the “Restricted Share Award Agreement”). Executive shall also receive an award of Performance Restricted Stock Units (as defined in the Management Incentive Plan), subject to both time and performance restrictions (the “PSUs”). The PSUs shall be issued pursuant to and subject to the terms and conditions of the Management Incentive Plan and an award agreement in the form set forth on Exhibit B (the “PSU Award Agreement”).

(g) Benefits. During the Employment Period, Executive shall be eligible to participate in all employee benefit plans, policies, and programs as provided by the Company to other senior executives of the Company (except any annual bonus (except as set forth herein), severance, or change in control plans, policies, practices, or programs), including health and welfare coverage (or expense reimbursement for its equivalent) subject to the eligibility criteria set forth therein, as such may be amended, modified, or terminated from time to time in accordance with their terms. Executive shall be eligible to receive thirty-two (32) paid time off days. Nothing contained herein or otherwise shall be construed to limit the Company’s or any of its subsidiaries’ ability to amend, suspend, or terminate any employee benefit plan or policy, at any time without providing Executive notice, and the right to do so is expressly reserved; provided, however, that any such amendment would not override the terms of this Agreement, the Restricted Share Award Agreement and the PSU Award Agreement. In addition, during the Employment Period, the Company shall make available the reasonable use of a car and driver to Executive while Executive is traveling for business purposes outside of Houston, Texas and, within Executive’s reasonable discretion, while Executive is attending to Company business in Houston, Texas (excluding Executive’s daily commute to and from work).

(h) Reimbursement of Expenses. During the Employment Period, Executive is authorized to incur reasonable and necessary business expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company agrees to reimburse Executive for all such reasonable and necessary business expenses, subject to necessary documentation and in accordance with the Company’s or any of its subsidiaries’ policies as in effect from time to time. In addition, during the Employment Period the Company shall reimburse Executive for the initiation fees and membership dues for Executive at business clubs reasonably selected by Executive up to an amount not to exceed Ten Thousand Dollars ($10,000) per calendar year (prorated for partial years during the Employment Period).

(i) Indemnification. Executive shall be entitled to indemnification coverage no less favorable than the indemnification coverage provided to other members of the Board (only to the extent Executive is on the Board) and other officers of the Company.

(j) Legal Fees. The Company will directly pay or reimburse Executive for Executive’s reasonable legal, tax, and business fees and expenses (including travel) incurred in connection with the negotiation of this Agreement and the Award Agreement (and any term sheets negotiated in connection with this Agreement, the Restricted Share Award Agreement and the PSU Award Agreement) and Executive’s diligence and assessment of the Company prior to the date Executive executes this Agreement, up to an amount not to exceed Forty-Two Thousand Five Hundred Dollars ($42,500), subject to necessary documentation and in accordance with the Company’s or any of its subsidiaries’ policies as in effect from time to time.

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(k) Preemptive Rights; Registration Rights. The Company will use commercially reasonable efforts to grant preemptive rights consistent with Article 4 of the Company’s Stockholders’ Agreement, dated as of February 2, 2021, by and between the Company and the stockholders party thereto (as may be amended, modified or supplemented from time to time (the “Stockholders Agreement”) upon an Issuance Notice (as defined therein) notwithstanding the 1.0% of the Aggregate Common Stock (as defined therein, “Aggregate Common Stock”)) threshold in Section 4.01 of the Stockholders Agreement. For the avoidance of doubt, the preemptive rights will terminate upon the earlier of a Listing (as defined therein) or an IPO (as defined therein, an “IPO”)). The Company will use commercially reasonable efforts to grant registration rights upon consummation of an IPO consistent with Section 6.02 of the Stockholders Agreement as if the Executive owned 10% of the Aggregate Common Stock.

2. Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” during the Employment Period, the Company may give Executive written notice in accordance with Sections 2(g) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered Executive unable to perform the essential functions of Executive’s position for a period of either (i) one hundred and twenty (120) non-consecutive days in any twelve (12)-month period, or (ii) ninety (90) consecutive days, as determined by a medical physician mutually selected by Executive and the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement. Notwithstanding the foregoing, nothing in this Section 2(a) shall be construed to waive Executive’s rights, if any, under applicable law.

(b) Cause. Executive’s employment may be terminated as provided herein at any time by the Company for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board in its sole discretion, the occurrence of one of the following events with respect to Executive during the Employment Period: (i) substantial and repeated failure to perform, or gross negligence in the performance of, Executive’s duties and responsibilities, which failure is not corrected (if correctable, as determined by the Board in its reasonable discretion) by Executive within thirty (30) days after written notice of such failure is delivered to Executive by the Company; (ii) misconduct that has, or could reasonably be expected to have, a material and adverse effect upon the Company or its affiliates or subsidiaries; (iii) engagement in fraud, theft, embezzlement, or misappropriation of any material amount of money or other assets of the Company or its affiliates, or any other act of material dishonesty by Executive involving the Company or its affiliates; (iv) indictment for (or the procedural equivalent thereof) or conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving moral turpitude (in accordance with applicable law); (v) Executive’s material breach of any of the terms of this Agreement or obligations under any other agreement entered into between Executive and the Company or any of its affiliates (including any restrictive covenant agreement), which breach is not corrected (if correctable, as determined by the Board in its reasonable discretion) by Executive within thirty (30) days after written notice of such failure is delivered to Executive by the Company; or (vi) Executive’s material breach of the written policies or procedures of the Company or its subsidiaries (including, without limitation, policies related to sexual harassment, sexual misconduct, or sex-based discrimination), which breach is not corrected (if correctable, as determined by the Board in its reasonable discretion) by Executive within thirty (30) days after written notice of such failure is delivered to Executive by the Company. Any voluntary resignation of Executive’s employment

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in anticipation of a termination of Executive’s employment by the Company for Cause following the occurrence of any event(s) that the Board determines constitutes Cause shall be deemed to be a termination by the Company for Cause if the Board gives Executive written notice that it considers such a termination to be for Cause within seventy-five (75) days following such resignation and subsequently terminates Executive for Cause in accordance with this Agreement. Further, Executive’s employment shall be deemed to have been terminated for Cause if within seventy-five (75) days following termination of Executive’s employment by the Company other than for Cause, it is determined by the Board that Executive engaged in the conduct described in (ii), (iii), (iv), or (vi) of this Section 2(b) of which the Board was previously unaware that if known at the time of termination would have justified a termination for Cause pursuant to this Section 2(b). “Cause” will not be deemed to exist unless the Board gives Executive written notice within seventy-five (75) days of the Board, or any member other than Executive thereof, first becoming aware of any circumstances that the Board, or any member other than Executive thereof, believes constitutes Cause and the Board terminates Executive for Cause within forty-five (45) days of such notice (or, if later, the end of any applicable period during which Executive has the opportunity to correct). For the avoidance of doubt, Executive may not be terminated for Cause for any events disclosed to the Company prior to the Effective Date.

(c) Termination Without Cause; Due to Non-Renewal by the Company. The Company may terminate Executive’s employment hereunder at any time for any reason without Cause, subject to Section 2(g) below. In the event Executive’s employment is terminated due to Non-Renewal by the Company, the termination of Executive’s employment will be treated as a termination by the Company without Cause for all purposes.

(d) Good Reason. Executive’s employment may be terminated by Executive for Good Reason following the occurrence of the event giving rise to the termination for Good Reason as provided herein. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation after any of the following events or conditions without Executive’s prior written consent: (i) a material reduction in Base Salary or the Target Bonus Opportunity (whether in one reduction or cumulatively), unless reductions of comparable amount and duration are concurrently made for all other senior executives of the Company; provided that any such reductions that exceed ten percent (10%) shall constitute Good Reason, regardless of whether made for other senior executives of the Company; (ii) a material reduction in Executive’s authority, duties or responsibilities or an adverse change in Executive’s title as Chief Executive Officer; (iii) a relocation of Executive’s principal place of employment more than fifty (50) miles from Houston, Texas; provided, however, that Executive shall be expected to travel for business purposes and such travel shall not constitute Good Reason under this prong (iii); (iv) Executive’s failure to serve as a member of the Board (except if such failure is due to a termination due to death, Disability, or Cause, a resignation by Executive without Good Reason, or Non-Renewal by Executive); or (v) the Company’s material breach of this Agreement; provided that Executive may not terminate his employment for Good Reason unless (x) Executive has provided notice to the Board setting forth in reasonable detail the specific conduct purporting to constitute Good Reason within forty-five (45) days of first becoming aware of or when Executive should reasonably have first become aware of any such event or condition, (y) the Company has failed to cure such conduct within thirty (30) days following the date of receipt of such notice (the “Cure Period”), and (z) Executive has actually terminated Executive’s employment within fifteen (15) days following the end of the Cure Period. Notwithstanding the foregoing, during the Employment Period, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole discretion, suspend Executive from performing Executive’s duties hereunder, and in no event shall any such suspension, to the extent such suspension is no longer than two (2) months, constitute an event pursuant to which Executive may terminate employment for Good Reason or otherwise constitute a breach hereunder; provided, however, that if the Company’s response to inquiries about Executive’s whereabouts during such time results in a material reduction in his authority upon returning from suspension, Executive shall have grounds to resign for Good Reason in accordance with the process described above.

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(e) Voluntary Resignation. Executive’s employment may be terminated at any time by Executive without Good Reason upon sixty (60) days’ advance written notice to the Company; provided that the Company may, at any time during such sixty (60)-day period, relieve Executive from all or any of Executive’s duties for all or part of the remainder of such sixty (60)-day period without such events or conditions constituting Good Reason; provided, further, that to the extent the Company tries assert there are grounds to terminate Executive for Cause following Executive providing notice of Executive’s intention to resign without Good Reason, Executive shall have a reasonable opportunity to appear (with counsel) before the full Board prior to such determination to present Executive’s case regarding any alleged circumstances constituting Cause. This may include, but not be limited to, a requirement that Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors, and suppliers.

(f) Non-Renewal. In the event of a Non-Renewal by either Party, Executive’s employment will terminate on the applicable anniversary of the Effective Date that immediately follows the date on which the written notice of Non-Renewal was given (or earlier, if Executive’s employment terminates in accordance with this Section 2 prior to such anniversary or as mutually agreed by the Company and Executive).

(g) Notice of Termination. Any termination by the Company or Executive for any reason shall be communicated by a Notice of Termination given in accordance with Section 9(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or failure by Executive to set forth in the Notice of Termination any fact or circumstances to a showing of Good Reason, in either case, shall not waive any right of the Company or Executive, as applicable, hereunder or preclude the Company or Executive, as applicable, from asserting such fact or circumstance in enforcing the Company’s or Executive’s, as applicable, rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if the Company or Executive terminates Executive’s employment, the date determined in accordance with the applicable notice and/or cure provisions set forth above, (ii) if Executive’s employment is terminated due to a Non-Renewal by either the Company or Executive, the last day of the Initial Term or then current Renewal Term, as applicable, or (iii) if Executive’s employment is terminated by reason of death, the date of death. Upon the termination of Executive’s employment with the Company for any reason, Executive shall automatically be deemed to have resigned from all positions (including officerships, managerships, and directorships) Executive holds with any member of the Company Entities (as defined below).

3. Obligations of the Company upon Termination.

(a) For Good Reason; Without Cause; Due to Non-Renewal by the Company. If during the Employment Period, the Company terminates Executive’s employment without Cause (other than due to death or Disability), including due to Non-Renewal by the Company, or Executive terminates Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

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(i) (A) the Base Salary through the Date of Termination, to the extent unpaid (which shall be paid in accordance with the Company’s policies for payment upon termination and in accordance with applicable law), (B) within thirty (30) days following the Date of Termination, the amount of any unpaid expense reimbursements incurred through the Date of Termination to which Executive may be entitled pursuant to Sections 1(h) or 1(j) hereof, (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled under any of the Company’s or its affiliates’ benefit plans or applicable law, in accordance with the terms of such plans or law, and (D) any Annual Bonus earned but unpaid, if any, for the fiscal year prior to the fiscal year in which the Date of Termination occurs (the “Prior Year Bonus”), which shall be payable in a lump sum cash payment on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date on which such bonus would have been paid if Executive’s employment had not been terminated, but in all events no later than March 15 following the fiscal year to which the Prior Year Bonus relates (subsections (A)-(D), the “Accrued Obligations”); and

(ii) subject to Sections 3(d) and 8 below, after the Date of Termination:

(A) the Company shall pay Executive an amount equal to two (2) times the sum of Executive’s Base Salary and Target Bonus Opportunity as in effect as of the Date of Termination, payable in substantially equal installments in accordance with the Company’s customary payroll practices during the eighteen (18) month period following the Date of Termination; provided, however, that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and shall include payments of any amounts that would have otherwise been payable prior thereto; and

(B) if (i) the Date of Termination occurs in 2024, the Company shall pay Executive an amount equal to the prorated Target Bonus Opportunity (calculated by multiplying the Target Bonus Opportunity by a fraction, the numerator of which is equal to the number of days from the Commencement Date through and including December 31, 2024, and the denominator of which is equal to three hundred and sixty-six (366)) and (ii) if the Date of Termination occurs following 2024, the Company shall pay Executive a prorated Annual Bonus, if any, for the fiscal year in which the Date of Termination occurs (calculated as the Annual Bonus that would have been paid for the entire fiscal year multiplied by a fraction, the numerator of which is equal to the number of days worked during such fiscal year, and the denominator of which is equal to three hundred and sixty-five (365)) (such actual amount under either clause (i) or (ii), the “Termination Year Bonus”), which, in each case, shall be payable in a lump sum cash payment on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Date of Termination and the date on which such bonus would have been paid if Executive’s employment had not been terminated but in all events no later than March 15 following the fiscal year to which the Termination Year Bonus relates (the payments under this Section 3(a)(ii)), collectively, the “Severance Payments”).

(b) For Cause; Without Good Reason; Due to Non-Renewal by Executive. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or due to Non-Renewal by Executive, then in each case, the Company will provide Executive only with the Accrued Obligations (except that, on a termination by the Company for Cause, no Prior Year Bonus shall be payable) and the Restricted Share Award Agreement and the PSU Award Agreement shall be governed by the terms and conditions set forth therein, respectively, and the terms and conditions of the Management Incentive Plan. Thereafter, no member of the Company Entities shall have any further obligation to Executive or Executive’s legal representatives or heirs, as applicable.

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(c) Death or Disability. If Executive’s employment is terminated due to Executive’s death or by the Company due to Executive’s Disability, then in each case, the Company will provide Executive (or in the event of Executive’s death, Executive’s estate) with the Accrued Obligations and the Termination Year Bonus, payable in accordance with the terms set forth in Section 3(a)(i) and Section 3(a)(ii)(B) respectively. The Restricted Share Award Agreement and the PSU Award Agreement shall be governed by the terms and conditions set forth therein, respectively, and the terms and conditions of the Management Incentive Plan.

(d) Separation Agreement and General Release. The Company’s obligation to provide the Severance Payments is conditioned on Executive timely executing, delivering, and not revoking a separation agreement and general release of claims on the terms set forth on Exhibit C (the “Release”), which shall be provided by the Company to Executive no later than seven (7) days following the Date of Termination; provided that if Executive should fail to timely execute and deliver (or if Executive executes and then timely revokes) the Release within fifty-nine (59) days following the Date of Termination (or such other time period as provided in the Release in accordance with applicable law), the Company shall not have any obligation to provide the Severance Payments and Executive shall receive only the Accrued Obligations.

4.	Restrictive Covenants.

(a) Confidential Information. Executive acknowledges that Executive’s employment with the Company will result in Executive’s exposure, access, and contribution to Confidential Information (as defined below), the protection of such information being a legitimate business interest, as the disclosure of such information to third parties could cause grave harm to the Company Entities. Therefore, in order to protect such information Executive agrees that, except as authorized or directed by the Company or in connection with the proper performance of Executive’s duties and obligations, or as provided below, Executive shall not, at any time during Executive’s employment with the Company or at any time after Executive’s employment with the Company ends (regardless of whether Executive resigns or is terminated or the reason for such resignation or termination), directly or indirectly, use, disclose, exploit, remove, copy, or make available to any other person or entity any Confidential Information, including for Executive’s own personal use or advantage or for the use or advantage of any person or entity other than the Company Entities, except as otherwise explicitly provided herein.

(i) As used herein, “Confidential Information” means any and all nonpublic information, confidential information, proprietary information, or trade secrets (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties (as defined below, including but not limited to: (A) all proprietary information of any Company Entity, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae; any and all product testing methodologies, product test results, research and development plans and initiatives, technology grids, and any other proprietary research, files, data, diagrams, specifications, and source codes; or computer programs, algorithms, and pending patent applications; (B) finances, including prices, costs, and revenues; financial activities, budgets, and strategic plans of any Company Entity; potential transactions; due diligence; actual or potential opportunities; investment theses and valuations; positions, trading strategies, methodologies, techniques, and characteristics (including specific instruments traded and their costs, profitability, and holding periods), flow charts, non-public business strategies, market analyses and projections, and risk management strategies or techniques; (C) the identity and special needs of the customers, prospective customers, and subcontractors of any Company Entity; any information that any Company Entity may receive or has received from customers, subcontractors, suppliers, or others that was received with any express understanding that the information would not be disclosed; any and all vendor, supplier, and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or supplies, and any lists of purchase transactions and/or prices paid; information regarding current or prospective clients, investors, marketers, advertisers, vendors, or consultants (including lists of current or prospective

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clients, customers, investors, or sponsors, and information concerning their identities, addresses, contact persons, contact information, business or investment status, preferences, strategies, or needs); (D) marketing plans, sales, sales strategies, prospects, pricing, pricing strategies, programs, and marketing techniques and materials; (E) operational information including the manner in which any Company Entity operates; its costs and sources of supply; databases; operational methods; internal controls; security protocols and procedures (including cybersecurity protocols and procedures); templates; and non-public business plans; and (F) any other information, documents, or materials which are required to be maintained as confidential under governing law or regulation or under an agreement with any third parties. For purposes of this Agreement, Confidential Information shall not include any information (i) that was known by Executive prior to the Commencement Date (other than as a result of a disclosure or wrongful act of the Company Entities or any Company Entity’s agents); (ii) that is or becomes generally available to the public other than as a result of an impermissible disclosure or wrongful act of Executive or any of Executive’s agents; (iii) which Executive can prove, by documentary evidence, became available to Executive on a non-confidential basis from a source other than a member of the Company Parties; provided that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Parties; or (iv) which Executive can prove, by documentary evidence, was independently developed by Executive without reference to or otherwise using Confidential Information.

(ii) Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Section 4, this Agreement or any other agreement or Company policy shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secrets law for (A) directly or indirectly, sharing any Company Party’s trade secrets or other Confidential Information (except information protected by any Company Party’s attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Texas Workforce Commission, Civil Rights Division, or the Colorado Civil Rights Division), for the purpose of investigating or reporting a suspected violation of law (including any whistleblower or whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company; (B) disclosing any Company Party’s trade secrets in a filing in connection with a legal claim (including any whistleblower or whistleblower retaliation claim), provided that the filing is made under seal; (C) discussing or disclosing information related to Executive’s general job duties or responsibilities; and/or (D) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from making or discussing, either orally or in writing, allegations relating to sexual harassment, harassment, discrimination, unfair employment practices, or any other conduct prohibited by law, in accordance with the terms of this Agreement. Further, nothing herein shall be construed in a manner that would violate any applicable law.

(iii) For the purposes of this Agreement, (A) “Company Entity” means the Company and each and all of its present, former, and future subsidiaries, parents, branches, divisions, related companies, affiliates, portfolio companies, and funds; and (B) “Company Party” means each and all of the Company Entities and each and all of their respective officers, directors, partners, principals, members, owners, shareholders, equity holders, managing directors, employees, investors, prospective investors, lenders, clients, fiduciaries, advisees, representatives, and agents during the Employment Period.

(b) Work Product. Executive agrees that any and all improvements, inventions, discoveries, developments, creations, formulae, processes, methods, designs, and works of authorship, and any documents, things, or information relating thereto, whether patentable or not, within the scope of or pertinent to any field of business or research in which the Company or any affiliate of the Company is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, or which Executive may previously

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have conceived, made, authored, created, invented, developed, or reduced to practice, in whole or in part, during Executive’s employment with the Company, whether alone or with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, shall be and remain the sole and exclusive property of the Company (the foregoing, individually and collectively, “Work Product”). For the avoidance of doubt the items set forth on Exhibit D shall not constitute Work Product. To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive may otherwise have or retain any ownership or other rights in any Work Product (or any intellectual property rights therein), Executive hereby assigns and transfers to the Company all such rights in the Work Product, including but not limited to the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created, invented, developed, or reduced to practice. The Company shall have the full right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever reasonably requested to do so by the Company (whether during Executive’s employment or thereafter), at the Company’s expense, execute any and all applications, assignments, and/or other instruments, and do all other things (including giving testimony in any legal proceeding) which the Company may reasonably deem necessary or appropriate in order to (i) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (ii) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which Executive might otherwise have in any Work Product; and/or (iii) confirm the Company’s right, title, and interest in any Work Product. Executive shall upon request, report upon and deliver all Work Product to the Company, and shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company, whether during Executive’s employment or thereafter.

(c) Legal Process. Except as provided in Section 4(a) above, Executive agrees that in the event Executive is served with a subpoena, document request, interrogatory, or any other legal process that will or may require Executive to disclose any Confidential Information, whether during Executive’s employment or thereafter (regardless of whether Executive resigns or is terminated, or the reason for such resignation or termination), Executive shall (i) as soon as reasonably practicable notify the Company’s General Counsel of such fact, in writing, and provide a copy of such subpoena, document request, interrogatory, or other legal process, and (ii) thereafter cooperate with the Company in any lawful response to such subpoena, document request, interrogatory, or legal process as the Company may request, unless with respect to both clause (i) and clause (ii), such subpoena, document request, interrogatory, or other legal process (x) is from a court or governmental agency, and (y) explicitly prohibits Executive from doing so.

(d) Return of Company Property. Upon termination of Executive’s employment (for any reason), or at any other time at the Company’s request, Executive agrees to deliver to the Company (and not retain any copies of) all property, proprietary materials, Confidential Information, documents, and computer media in any form (and all copies thereof) relating or belonging to any Company Entity that is in Executive’s possession, custody, or control, including but not limited to all manuals; photographs; reports; spreadsheets; analyses; memoranda; correspondence; lists of actual and/or prospective clients and/or investors; plans; software; equipment (including, but not limited to, computers, Company-owned devices, and computer software); computer system and software passwords, access codes, and authorization codes (to the extent such codes relate in whole or in part to the Company’s business, data rooms, systems, sites, or information); and all Company identification, keys, credit cards, and other property.

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(e) Non-Competition. Executive acknowledges that during the course of Executive’s employment with the Company and its subsidiaries and affiliates, Executive will become familiar with the Company’s trade secrets and Confidential Information, that Executive will represent and embody the goodwill of the Company in Executive’s dealings with others, and that Executive’s services will be of special, unique, and extraordinary value to the Company, and, therefore, and as a further material inducement for the Company to employ Executive, Executive agrees that during Executive’s employment with the Company and for the twenty-four (24) month period thereafter (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination) (the “Non-Competition Restricted Period”), Executive shall not, without the express written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly: (i) advise or participate in the formation or management of any Competitive Business (as defined below); (ii) render any services to a Competitive Business (whether as a director, partner, member, principal, employee, consultant, volunteer, or otherwise); or (iii) own any portion of, or be associated in any way with, any Competitive Business; provided, however, that nothing in this Agreement shall preclude Executive from investing Executive’s personal assets in the securities of any Competitive Business if such securities are (x) traded on a national stock exchange or in the over-the-counter market and if such investment does not result in Executive beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor, or (y) not traded on a national stock exchange or in the over-the-counter market if such investment is as a passive investor and such investment does not result in Executive beneficially owning, at any time, more than five percent (5%) of any class of equity securities of such competitor. Executive acknowledges and agrees that for the purposes of this Agreement the term “Competitive Business” shall mean any business, investment firm, or vehicle, partnership, enterprise, association, or activity that is engaged in (A) the business of the Company, including without limitation, (I) manufacturing, selling, or renting specialized tools or equipment for use with onshore, offshore and subsea oil and gas well drilling, completion, production, pressure management, workover, finishing, and related activities; (II) providing onshore and offshore oil and gas well intervention services, including, without limitation, hydraulic workover and snubbing; and (III) providing completion services including, without limitation, sand control systems, well screens and filters, and safety valves, or (B) any business that has been planned and considered, and not rejected, by the Board during the final twelve (12) months of Executive’s employment with the Company, in each case, anywhere in any geographic area or market (including any adjacent offshore areas), whether within or outside the United States, in which the Company engages or has definitive plans to engage in the Competitive Business during the Employment Period, including, without limitation, the parishes (or any adjacent offshore areas) of the State of Louisiana as set forth in Appendix A.

(f) Non-Solicitation of Customers and other Business Relationships. Except as authorized by the Company in furtherance of Executive’s employment duties, during Executive’s employment with the Company and for the twenty-four (24) month period thereafter (regardless of whether Executive resigns or is terminated, or the reason for any such resignation or termination) (the “Non-Solicitation Restricted Period”), Executive agrees that Executive will not, without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), whether as an employee, director, principal, partner, member, consultant, volunteer, or otherwise, directly or indirectly, (i) for the benefit of any person or entity other than the Company Entities, directly or indirectly solicit, induce, or attempt to induce (or direct or assist any person or entity for the foregoing purposes) any customer, Prospective Customer (as defined below), investor, vendor, supplier, or other business relation of the Company Entities, with whom Executive had business contact or as to whom Executive learned or obtained Confidential Information during Executive’s employment with the Company, to (A) terminate or diminish its relationship with the Company Entities, or (B) become a customer, investor, vendor, or supplier of any Competitive Business, or (ii) interfere with, diminish, appropriate, seize, solicit, divert, or usurp any business, commercial, investment, financial, strategic, or other opportunity or project of or relating to any of the Company Entities of which Executive became aware of through or as a result of Executive’s employment with the Company. For the purposes of this Section 4(f), “Prospective Customer” means any person or entity that Executive or the Company has directly solicited, including either meeting with such person or entity regarding a prospective engagement or transaction or scheduling or making substantial preparations for such a meeting, within the six (6) months prior to the termination of Executive’s employment with the Company.

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(g) Non-Solicitation of Personnel. During the Non-Solicitation Restricted Period, Executive shall not, without the prior written consent of the Board (which consent may be granted or withheld in the Board’s sole and absolute discretion), directly or indirectly, solicit, recruit, or retain; or aid, assist, direct, or encourage others to solicit, hire, recruit, or retain, any person who as of such date, or any time during the six (6) months preceding such date, is or was a partner, member, principal, director, officer, executive, employee, contractor, or consultant of the Company or any Company Entity. Notwithstanding the foregoing, this Section 4(g) shall not be violated as a result of a general solicitation or advertisement, including through media of general circulation, public internet, or trade publications, in each case not specifically targeted at a partner, member, principal, director, officer, executive, employee, contractor, or consultant of the Company or any Company Entity, unless such solicitation is undertaken to circumvent or conceal a violation of this Section 4(g).

(h) Non-Disparagement; Non-Publicity. Except as provided in Section 4(a) above, Executive agrees that, both during and after Executive’s employment, Executive will not, whether in private or in public, directly or indirectly, make, publish, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, whether in written, oral, digital, or any other form: (i) any false or malicious statements, postings, or other communications about any of the Company Parties, or (ii) any statements, postings, or other communications that defame or disparage any Company Entity’s products or services. Further, Executive agrees not to do any of the following except as within the performance of Executive’s lawful and authorized duties within the scope of Executive’s employment with the Company or pursuant to the explicit written approval of the Board: (A) communicate with any member of the media concerning any Company Party, (B) make any statement, posting, or other communication in, on, to, or through any media (whether print, television, radio, the internet, social media, or with or through any reporter, blogger, “app” (such as TikTok, Instagram, Snapchat, or the like) (collectively “Media”)) that purports to be on behalf of any Company Party, or otherwise includes any Confidential Information, (C) conduct any Company business activity on any Media, (D) provide any Company Party’s promotional material to any person or entity, or (E) direct, aid, encourage, or assist any other person or entity to do any of the foregoing; provided that nothing in this Section 4(h) shall be construed in a manner that would violate any law. The Company agrees that it will direct the Board and the Company’s officers not to, except as required by law or in accordance with carrying out such Board members’ and/or officers’ fiduciary duties or legal obligations to the Company, both during and after Executive’s employment, make, publish, ratify, or authorize, or aid, assist, or direct any other person or entity in making or publishing, whether in written, oral, digital, or any other form (x) any false or malicious statements, postings, or other communications about Executive, or (y) any statements, postings, or other communications (including through any Media) that defame or disparage Executive in his personal or professional capacity. Further, the Company will not make any public statement that contains any false or malicious statements about Executive; provided that nothing in this Section 4(h) shall be construed in a manner that would violate any law.

(i) Cooperation. Executive agrees that during Executive’s employment with the Company and thereafter (regardless of whether Executive resigns or is terminated, or the reason for such resignation or termination), Executive shall, without any additional consideration, provide reasonable and timely cooperation in connection with any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or otherwise, or by or on behalf of any Company Entity), that relates to events occurring during Executive’s employment with the Company or about which the Company otherwise believes Executive may have relevant information. Executive’s cooperation shall include being available to (x) meet with and provide information to the Company Parties and their counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, and

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(y) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed. The Company shall work with Executive to schedule Executive’s cooperation pursuant to this Section 4(i) so as not to unduly interfere with Executive’s other personal or professional pursuits.

5. Acknowledgements. Executive acknowledges and agrees that the terms and conditions in Section 4 are material terms of Executive’s employment relationship with the Company, and that the Company would not hire Executive but for Executive’s compliance with the terms and conditions set forth in Section 4. Executive acknowledges that the restrictions set forth in Section 4 of this Agreement are fair and reasonable and will not prevent Executive from earning a livelihood after Executive leaves the Company’s employ. Executive recognizes that these restrictions are appropriate based on the special and unique nature of the services Executive will render, the access to Confidential Information that Executive will enjoy, the access to the Company’s investors and prospective investors that Executive will have as a result of Executive’s employment and position with the Company, and the risk of unfair competition that the Company will face absent such restrictions. Executive agrees that should Executive breach any of the provisions of Sections 4(e), 4(f), or 4(g) hereof, the running of the Non-Competition Restricted Period and/or Non-Solicitation Restricted Period, as applicable, shall be tolled during the period of such breach. Executive acknowledges that Executive has carefully read Section 4 and has had the opportunity to review its provisions with any advisors as Executive considered necessary and that Executive understands its contents and signifies such understanding and agreement by entering into this Agreement with the Company.

6. Enforcement. Executive agrees that Executive’s breach or threatened breach of any of the restrictions set forth in this Agreement will result in irreparable and continuing damage to the Company Parties for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder (as set forth in Section 7, below), the Company, and any other Company Entity, shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction and/or from the American Arbitration Association (“AAA”), without first posting a bond, to restrain any such breach or threatened breach. In any proceeding for emergency equitable relief and upon any motion for a temporary or permanent injunction, the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such relief. Such relief shall be in addition to any and all other remedies, including damages, available to the Company and its affiliates against Executive for such breaches or threatened breaches. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 7 of this Agreement.

7. Arbitration.

(a) Except as provided in Section 6 of this Agreement, Executive and the Company irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; any employment or other agreement between Executive and any Company Entity; any federal, state, local, or foreign statute, regulation, constitution, law, ordinance, or the common law; in connection with Executive’s employment or the termination thereof; or otherwise arising between Executive and the Company Parties; involving Executive, on the one hand, and any of the Company Parties, on the other hand, including both claims brought by Executive and claims brought against Executive, shall be submitted for resolution to binding arbitration as provided herein. Any arbitration pursuant to this Agreement shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (the “FAA”); shall be administered by the AAA; shall be conducted in accordance with the AAA’s Employment Arbitration Rules and Procedures (the “AAA Rules”), as modified herein; and shall be conducted by a single arbitrator, who shall be a partner or former partner in an “AmLaw 200” law firm based in Houston, Texas and who shall be selected jointly by an individual to be designated by the Company and an individual

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to be designated by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected in accordance with the AAA Rules. Executive agrees to bring arbitrations only on an individual basis, and not (i) as a co-claimant with any other individual(s) against any of the Company Parties, and/or (ii) on a putative class or collective basis. Such arbitration will be conducted in Houston, Texas, and the arbitrator will apply Texas law, including federal statutory law as applied in Texas courts. Except as set forth in Section 6, above, or as otherwise required by the FAA, the arbitrator, and not any federal, state, or local court or adjudicatory authority, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including, but not limited to, any dispute as to whether (A) a particular claim is subject to arbitration hereunder, and/or (B) any part of this Section 7 is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. Except as otherwise provided herein and as required by law, Executive and the Company shall treat any arbitration as strictly confidential, and shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefing, exhibits, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of Executive’s or the Company’s, as applicable, legal counsel (who Executive and the Company shall each ensure complies with these confidentiality terms). In agreeing to arbitrate claims hereunder, the Parties hereby recognize and agree that they are waiving their right to a trial in court and/or by a jury. Nothing in this Section 7 shall be construed in a manner that would violate any law or require the arbitration of a claim that is explicitly excluded from compulsory arbitration under the terms of the FAA.

(b) In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Houston, Texas; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the arbitrator that is not a final award dispositive of the arbitration in its entirety, except as required by law. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding (and/or any proceeding under Section 6, above), agree to use their reasonable best efforts to file all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

8. Severance Payments. In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if the Board determines in good faith that Executive violated Section 4 or Section 7 hereof, the Company shall cease making Severance Payments then or thereafter due from the Company to Executive until a court or arbitrator, in accordance with Sections 6 and/or 7 of this Agreement, determines whether Executive violated Section 4 or Section 7 hereof, as applicable. If a court or arbitrator determines that Executive violated Section 4 or Section 7 hereof, any Severance Payment then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Payment shall terminate and be of no further force or effect, and Executive shall be required to promptly repay to the Company (or any applicable subsidiary) an amount equal to the portion of the Severance Payment previously paid to Executive.

9.	General Provisions.

(a) Amendments and Waiver. No provision of this Agreement may be amended, modified, waived, or discharged except as agreed to in a writing signed by both Executive and the Company. The failure by the Company to complain of any of Executive’s or the Company’s acts or omissions under this Agreement, as applicable, or to declare Executive or the Company, as applicable, in breach, shall not constitute a waiver by Executive or the Company, as applicable, of his or its rights hereunder.

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(b) Third-Party Beneficiaries. Each of the Company Entities is a third party beneficiary of this Agreement and may enforce its rights pursuant to this Agreement.

(c) Governing Law; Acknowledgement. This Agreement shall be governed by the laws of the State of Texas, without giving effect to principles of conflicts of laws.

(d) Modification; Mutual Drafting; Severability; Construction; Execution. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof. The Parties are sophisticated and have been represented by their separate attorneys throughout the transactions contemplated by this Agreement in connection with the negotiation and drafting of this Agreement and any agreements and instruments executed in connection herewith. As a consequence, the Parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any document or instrument executed in connection herewith, and therefore waive their effects. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or section all subject matter that might otherwise be construed to be outside of its scope. The headings and titles herein are for convenience only and shall have no significance in the interpretation of this Agreement. This Agreement may be executed in multiple counterparts, which together shall constitute one and the same agreement. Facsimile, pdf, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

(e) Entire Agreement and Effectiveness. This Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that any other restrictive covenants, including but not limited to, any non-disclosure, work product, legal process, return of company property, non-competition, non-solicitation, non-disparagement, non-publicity, cooperation, injunctive relief, or arbitration covenant that Executive has agreed to as part of any other agreement with any of the Company Entities shall continue on in full force and effect.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force or effect. This Agreement may be assigned by the Company, without Executive’s consent, to any successor by operation of law or any entity that acquires all or substantially all of the assets of the Company, and upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor or assigned party.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or transmitted via electronic mail, in each case, to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five (5) days after deposit in the United States Postal Service, the next business day after deposit for overnight delivery with a reputable overnight courier service, and when received in transmitted via electronic mail.

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If to the Company, to:

Superior Energy Services, Inc.

1001 Louisiana Street

Suite 2900

Houston, TX 77002

Attention: Board of Directors

If to Executive, to:

Executive’s physical home address and/or email address most recently on file with the Company.

With a copy (which will not constitute notice) to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

Attention: Robin Melman

Email Address: robin.melman@bakerbotts.com

(h) Taxes. The Company or any of its direct or indirect parents or subsidiaries may withhold from any amounts payable under this Agreement such federal, state, local, and other taxes as may be required to be withheld pursuant to any applicable law or regulation or any deductions or customary contributions to the cost of employee benefits, if any. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement.

(i) Survival of Covenants, Representations, Warranties and Agreements. All provisions which by their terms survive the cessation of this Agreement and Executive’s employment shall survive the cessation of the same.

(j) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company, any of the Company’s subsidiaries, shall be and remain subject to any clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee of the Board), in each case, as may be amended from to time, only to the extent required by applicable law. No such policy, adoption, or amendment shall in any event require the prior consent of Executive, provided that Executive shall be subject to it only to the extent required by applicable law. No recovery of compensation pursuant to the foregoing will be an event giving rise to a right to resign for “good reason” under this Agreement or any other agreement with the Company or any of its affiliates to the extent any such recoupment is required by applicable law.

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(k) Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if there is a is a “change in the ownership or control” of the Company, “change in the effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Treasury Regulation Section 1.280G-1, Q&A 27-29 and any of the payments or benefits provided or to be provided by the Company or any of its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986 (the “Code”) and subject to the excise tax imposed under Section 4999 of the Code (or any successor provisions applicable to such Sections) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then, unless the shareholder approval exemption is available to the Company under Treasury Regulation Section 1.280G-1, Q&A 6.(a)(2)(i) (the “Shareholder Approval Exemption”), the Company shall make an additional payment to Executive in an amount which results in Executive being in the same after-tax position that he would have been in had no Excise Tax (or taxes on such additional payments) been imposed. Notwithstanding the foregoing, if it is later determined that the computation of the Executive’s parachute payments and the Excise Tax were incorrectly calculated for any reason, and as a result (i) the Executive is required to pay additional Excise Taxes, the Company shall promptly pay to or for the benefit of the Executive the additional amount that would have been payable to the Executive under this Section 9(k) had the calculations of the Excise Tax reflected the additional Excise Taxes due or (ii) the Company paid an amount to the Executive in excess of the amount that would have been payable to the Executive under this Section 9(k) had the calculations of the Excise Tax reflected the correct amount of Excise Taxes due, then the Executive shall promptly repay such excess amount to the Company. Any payments hereunder shall be made in accordance with Section 409A of the Code, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”). If, at the time of a transaction giving rise to Covered Payments that could constitute “parachute payments” within the meaning of Section 280G of the Code, the Shareholder Approval Exemption would apply to the Covered Payments if the requisite shareholder approval is obtained in accordance with the terms and conditions of Section 280G(b)(5)(B), the Company shall use commercially reasonable efforts to seek the requisite shareholder approval of the Covered Payments such that no Covered Payments would constitute “excess parachute payments.” Any determination required under this Section 9(k), including, but not limited to, whether any payments or benefits are or could be “parachute payments” within the meaning of Section 280G of the Code, shall be reasonably determined by a nationally recognized independent accounting firm, law firm or other advisor selected by the Company (the “280G Calculator”) who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive. Any determination by the 280G Calculator shall be binding upon the Company and Executive, absent manifest error. For the avoidance of doubt, the provisions of this Section 9(k) relating to the potential obligation for the Company to make additional payments to Executive shall not apply when the Shareholder Approval Exemption is available to the Company.

(l) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any

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such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise shall be treated as a separate series of payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided that Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, managers, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

[Signature page follows]

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The Parties hereto have executed this Agreement as of the Effective Date:

COMPANY

By:	/s/ James W. Spexarth
Name: James W. Spexarth
Title: Chief Financial Officer

EXECUTIVE

/s/ David J. Lesar
Name: David J. Lesar

Signature Page to Employment Agreement

APPENDIX A

Louisiana Parishes

Acadia

Ascension

Assumption

Bienville

Bossier

Caddo

Calcasieu

Cameron

Claiborne

De Soto

East Baton Rouge

Iberia

Iberville

Jackson

Jefferson

Jefferson Davis

Lafayette

Lafourche

Lincoln

Livingston

Natchitoches

Orleans

Ouachita

Plaquemines

Red River

Sabine

St. Bernard

St. Charles

St. James

St. John the Baptist

St. Martin

St. Mary

Terrebonne

Union

Vermillion

Webster

West Baton Rouge

A-1

EXHIBIT B

Restricted Share / PSU Award Agreement

B-1

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made, effective as of the [•] day of August, 2024 (the “Date of Grant”), between Superior Energy Services, Inc., a Delaware corporation (the “Company”) and David J. Lesar (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) pursuant to which awards of Restricted Stock may be granted; and

WHEREAS, the Board and Committee have determined that it is in the best interests of the Company and its Stockholders to grant the award of Restricted Stock provided for herein (the “Restricted Stock Award”) to the Participant, such grant to be subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, in consideration for the services to be rendered by the Participant to the Company and the terms, conditions and restrictions hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Award. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Date of Grant the Restricted Stock Award consisting of, in the aggregate, 32,960 shares of Common Stock (hereinafter referred to as the “Restricted Shares”) having the rights and subject to the restrictions and other terms and conditions set out in this Agreement, the Plan and the Stockholders’ Agreement. The Restricted Shares shall vest in accordance with Section 4 hereof.

2. Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3. Restrictions. Except as otherwise provided in the Plan or this Agreement, the Restricted Shares may not, any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be null and avoid ab initio; provided, however, that the Restricted Shares may be transferred by Participant, without consideration, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved by the Committee in its sole discretion (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

2

4. Vesting.

(a) Generally. The restrictions described in Section 3 above shall lapse, and the Restricted Stock Award shall vest, with respect to one-third (1/3) of the Restricted Shares on each of first anniversary of the Commencement Date, the second anniversary of the Commencement Date and the third anniversary of the Commencement Date (each, a “Vesting Date”); subject to the Participant’s continued employment with the Company (“Continuous Service”) and continued compliance with any restrictive covenants by which the Participant may be bound, in each case, through and including each Vesting Date, except as otherwise expressly provided in Section 4(d) below; provided, however, that if the number of Restricted Shares is not evenly divisible by three (3), then no fractional Restricted Shares shall vest and the smaller installments shall vest first. For the avoidance of doubt, Restricted Shares, once vested, shall be shares of Common Stock for all purposes (and references in this Agreement to vested Restricted Shares are included herein for clarification only).

(b) Change in Control. Notwithstanding the foregoing, upon the consummation of a Change in Control, all restrictions shall lapse with respect to 100% of the outstanding unvested Restricted Shares, subject to the Participant’s Continuous Service through and including the consummation of such Change in Control.

(c) Definitions. The following terms shall have, when used in this Agreement, the meanings set forth below:

(i) “Cause” has the meaning set forth in the Employment Agreement.

(ii) “Commencement Date” has the meaning set forth in the Employment Agreement.

(iii) “Employment Agreement” means that certain Employment Agreement, dated as of August 14, 2024, by and between the Company and the Participant.

(iv) “Good Reason” has the meaning set forth in the Employment Agreement.

(v) “Stockholder” has the meaning set forth in the Stockholders’ Agreement.

(vi) “Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of February 2, 2021, by and among the Company and each of the stockholders party thereto (as may be amended, modified or supplemented from time to time).

(d) Termination of Continuous Service.

(i) Termination for Cause/Violation of Noncompetition or Nonsolicitation Covenant/Material Violation of Other Restrictive Covenants. In the event of either: (x) a termination of the Participant’s Continuous Service by the Company for Cause, or (y) the Participant’s violation of any noncompetition or nonsolicitation covenant or material violation of any other restrictive covenant by which the Participant may be bound, including, not limited to, those set forth in the Employment Agreement, then, in each case, all unvested Restricted Shares shall be forfeited and cancelled without consideration. For the avoidance of doubt, any vested Restricted Shares shall remain outstanding.

(ii) Termination by the Participant without Good Reason. In the event of a termination of Continuous Service by the Participant without Good Reason prior to the three (3)-year anniversary of the Commencement Date, all unvested Restricted Shares shall be forfeited and cancelled without consideration and, for the avoidance of doubt, all vested Restricted Shares (which would be Common Stock) shall remain outstanding. In the event of a termination of Continuous Service by the Participant without Good Reason on or following the three (3)-year anniversary of the Commencement Date, all vested Restricted Shares shall remain outstanding.

(iii) Termination due to Death or Disability. In the event of a termination of Continuous Service (x) by the Company due to the Participant’s Disability, or (y) due to the Participant’s death, all vested Restricted Shares shall remain outstanding and, subject to, in each case, the Participant’s or the Participant’s estate, as applicable, timely execution and non-revocation of a separation agreement and general release of claims, in the form attached to the Employment Agreement (the “Release Requirement”), the next tranche of unvested Restricted Shares that would have vested had the Participant remained in Continuous Service through the next Vesting Date shall vest, and, for the avoidance of doubt, together with all vested Restricted Shares outstanding as of the termination date, shall remain outstanding. All Restricted Shares that do not vest following the acceleration of vesting contemplated by this Section 4(d)(iii) shall be forfeited and cancelled without consideration.

(iv) Termination by the Company without Cause or by the Participant for Good Reason. In the event of a termination of Continuous Service (x) by the Company without Cause (excluding due to death or Disability) or (y) by the Participant for Good Reason, all vested Restricted Shares shall remain outstanding and, in each case, subject to the Release Requirement, all unvested Restricted Shares shall vest, and, for the avoidance of doubt, together with all vested Restricted Shares outstanding as of the termination date, shall remain outstanding.

5. Taxes.

(a) Tax Withholding. As a condition to the grant and, if applicable, vesting of the Restricted Shares, the Participant shall satisfy the corresponding tax obligation by remitting cash to the Company in an amount equal to the required withholding taxes in respect of the Restricted Stock Award.

(b) Section 83(b) of the Code. As a condition to the Restricted Stock Award, the Participant shall make a timely and valid election under Section 83(b) of the Code to include in gross income, for federal income tax purposes, the fair market value of the Restricted Shares as of the Date of Grant, rather than as of the date or dates upon which the Participant would otherwise be taxed under Section 83(a) of the Code. The Participant hereby agrees to (i) properly file such 83(b) election with the Internal Revenue Service within thirty (30) days after the Date of Grant, (ii) deliver a signed copy of such election at or prior to the time of filing such 83(b) election with the Internal Revenue Service, and (iii) upon such election in accordance with Section 5(a), pay to the Company in cash, any federal, state, local or other taxes of any kind that the Company is required to withhold with respect to the Restricted Shares. The Participant acknowledges that it is the Participant’s sole responsibility, and not the responsibility of the Company, the Board or the Committee or any of their respective affiliates, to file the election under Section 83(b) of the Code, even if the Participant requests that any member of the Board or the Committee, the Company, or their respective affiliates, members, managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) assist in making such filing. To the extent the conditions of this Section 5(b) are not met, this Agreement shall automatically terminate and be null and avoid ab initio.

6. Stockholders’ Agreement. Notwithstanding anything herein to the contrary, it shall be a condition to the grant of the Restricted Shares hereunder that the Participant execute and deliver to the Company a joinder to the Stockholders’ Agreement.

7. Representations; Rights as a Stockholder; Dividends. The Participant represents, warrants acknowledges and agrees that (i) the Participant is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act and acquiring the Restricted Shares for and on behalf of the Participant, for investment purposes, and not with a view to distribution in violation of the Securities Act; (ii) the Participant understands that there are substantial restrictions on the transferability of the Restricted Shares and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the Restricted Shares and, accordingly, it may not be possible for the Participant to liquidate the Restricted Shares in case of emergency, if at all; (iii) the Restricted Shares have not been registered under the Securities Act and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available; (iv) the Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and Affiliates, the Company’s organizational documents, the terms and conditions of the acquisition of the Restricted Shares, and the Plan and to obtain any additional information which the Participant deems necessary; (v) the Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the prospective investment; and (vi) the Participant did not learn of the offering of the Restricted Shares by any form of general solicitation or general advertising. The Participant shall be the record owner of the Restricted Shares unless and until such Restricted Shares are cancelled pursuant to Section 3 or Section 4 hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a Stockholder, including, without limitation, voting rights, if any, with respect to the Restricted Shares and the right to receive dividends, if any, while the Restricted Shares are held in custody, in each case, subject to the terms of the Plan and this Agreement; provided, that, if any dividends are paid or other distributions are made on the Restricted Shares after the Date of Grant and prior to the date the Restricted Shares vest, such dividends and other distributions shall be paid in the same proportion on the Restricted Shares to the Company for the Participant’s account and paid to the Participant, without interest, on the date on which the corresponding Restricted Shares vest in accordance with Section 4. The Participant shall forfeit automatically any dividends and other distributions on the Restricted Shares held by the Company for the Participant’s account to the extent that the Participant forfeits the corresponding Restricted Shares.

8. Book Entry. Reasonably promptly, and in all events, no more than three (3) business days following the Date of Grant, the Company shall cause this Restricted Stock Award to be entered as book entry Restricted Shares in the Company’s stock ledger, which ledger shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:

“THE TRANSFERABILITY OF THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE SUPERIOR ENERGY SERVICES, INC. 2021 MANAGEMENT INCENTIVE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF AUGUST [•], 2024 ENTERED INTO BETWEEN THE REGISTERED OWNER AND SUPERIOR ENERGY SERVICES, INC. A COPY OF THE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT ARE ON FILE AT THE OFFICES OF SUPERIOR ENERGY SERVICES, INC.”

9. Compliance with Laws and Regulations. The issuance and transfer of the Restricted Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer.

10. Stop-Transfer Instructions. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may, only until the Restricted Shares vest, issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

11. Refusal to Transfer. The Company will not be required to (i) register any transfer of Restricted Shares on its list of Stockholders if such Restricted Shares have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Restricted Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares have been so transferred.

12. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

13. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Attention: General Counsel

If to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

14. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

15. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

16. Entire Agreement. This Agreement, together with the Plan and the Stockholders’ Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements or prior understandings, whether written or oral, between the Company or its Affiliates and the Participant relating to such subject matter, including, without limitation, Exhibit B of the Employment Agreement.

17. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

18. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

19. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

20. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the [•] day of August, 2024.

SUPERIOR ENERGY SERVICES, INC.

By:
Title:

Participant

EXHIBIT A

SECTION 83(b) ELECTION

This statement is made under Section 83(b) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:
Address:
Social Security Number:

(2)	The property with respect to which the election is made is 32,960 shares of Common Stock of Superior Energy Services, Inc.

(3)	The property was granted on [DATE].

(4)	The taxable year for which the election is made is the calendar year 2024.

(5)	The property is subject to forfeiture if for certain reasons taxpayer’s service with the issuer is terminated.

(6)	The fair market value of such property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $[•] per share.

(7)	The amount paid for such property is $0 per share.

(8)	A copy of this statement was furnished to Superior Energy Services, Inc., for whom taxpayer rendered the services underlying the transfer of such property.

Signature of Spouse (if any) Date	Signature of Taxpayer Date

Within 30 days after the date of transfer, this election must be filed with the Internal Revenue Service Center where the Recipient files his or her federal income tax returns. The filing should be made by registered or certified mail, return receipt requested. The Recipient must deliver an additional copy to the Company.

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This Performance Stock Unit Award Agreement (this “Agreement”) is made, effective as of the [•] day of August, 2024 (the “Date of Grant”), between Superior Energy Services, Inc., a Delaware corporation (the “Company”) and David J. Lesar (the “Participant”).

RECITALS:

WHEREAS, the Company has adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan (as may be amended, modified or supplemented from time to time, the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Board and Committee have determined that it is in the best interests of the Company and its Stockholders to grant the time-based and performance-based vesting Restricted Stock Units provided for herein (the “PSU Award”) to the Participant, such grant to be subject to the terms, conditions and restrictions set forth herein.

NOW, THEREFORE, in consideration for the services to be rendered by the Participant to the Company and the terms, conditions and restrictions hereinafter set forth, the parties hereto agree as follows:

1. Grant of Performance Stock Units. Pursuant to Section 9 of the Plan, the Company hereby issues to the Participant on the Date of Grant an award consisting of, in the aggregate, 808,247 Restricted Stock Units (the “Performance Stock Units”) having the rights and subject to the terms and conditions of this Agreement and the Plan. Each Performance Stock Unit represents an unfunded and unsecured promise to deliver to the Participant one share of Common Stock (except as otherwise provided herein), subject to the vesting and settlement terms, conditions and restrictions and the other terms, conditions and restrictions set forth in this Agreement and in the Plan. Unless and until the Performance Stock Units become settled in shares of Common Stock in accordance with Section 4 below, the Participant shall have no rights as a Stockholder. For the avoidance of doubt, subject to Section 12 of the Plan, the Performance Stock Units may not be settled in any form other than shares of Common Stock except in connection with a Change in Control transaction in accordance with the terms in this Agreement.

2. Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

3. Vesting; End Date; Treatment on Termination.

(a) Time-Based Vesting. The Participant will become time-vested in the Performance Stock Units, whether or not such Performance Stock Units are performance vested in accordance with Section 3(b) below, as follows: (i) one-third (1/3) of the Performance Stock Units will vest on the first anniversary of the Commencement Date; (ii) an additional one-third (1/3) of the Performance Stock Units will vest on the second anniversary of the Commencement Date; and (iii) the remaining one-third (1/3) of the Performance Stock Units will vest on the third anniversary of the Commencement Date, subject to the Participant’s continued employment with the Company (“Continuous Service”) and continued compliance with any restrictive covenants by which the Participant may be bound, in each case, through and including each applicable vesting date (each such date, a “Time Vesting Date”), except as otherwise expressly provided in Section 3(e) below; provided, however, that if the number of Performance Stock Units is not evenly divisible by three (3), then no fractional Performance Stock Units shall time-vest and the smaller installments shall time-vest first. The Performance Stock Units that vest in accordance with the foregoing time-based vesting conditions in this Section 3(a) shall be referred to as “Time-Vested Performance Stock Units”. Upon the consummation of a Change in Control, any outstanding Performance Stock Units that are not Time-Vested Performance Stock Units shall become Time-Vested Performance Stock Units subject to the Participant’s Continuous Service through and including the consummation of such Change in Control.

(b) Performance-Based Vesting. In addition to the time-based vesting conditions set forth in Section 3(a) above, a percentage of outstanding Performance Stock Units, whether or not such Performance Stock Units are Time-Vested Restricted Stock Units, shall performance-vest upon the Company achieving the hurdles with respect to the Per Share Value set forth in the table below (each, a “Per Share Hurdle” and, collectively, the “Per Share Hurdles”), in each case, as determined as of each Measurement Date in accordance with this Section 3(b), subject to the Participant’s Continuous Service and continued compliance with any restrictive covenants by which the Participant may be bound through the applicable Measurement Date, except as otherwise expressly provided in Section 3(e) below. The portion of the Performance Stock Units that performance-vest in accordance with this Section 3(b) shall be referred to as “Performance-Vested Performance Stock Units”.

Per Share Hurdle	% of Performance Stock Units Vesting
115% of the Original Per Share Value (“Per Share Hurdle 1 Value”)	25%
200% of the Original Per Share Value (“Per Share Hurdle 2 Value”)	100%
250% of the Original Per Share Value (“Per Share Hurdle 3 Value”)	150%

For the avoidance of doubt, no Performance Stock Units shall become Performance-Vested Performance Stock Units until the Per Share Hurdle 1 Value has been achieved. The “Original Per Share Value” shall be $60.68, which is based on the applicable per share range as set forth in that certain Houlihan Lokey valuation as of June 30, 2024. The Per Share Hurdles shall automatically be adjusted downward in an amount equal to the per share dividends, distributions and equivalents paid by the Company from the Date of Grant through the applicable Measurement Date in respect of shares of Common Stock (including shares of Restricted Stock) and shall automatically be adjusted upward to reflect any capital contributions or raises (that do not result in a net neutral Per Share Value outcome) from the Date of Grant through the applicable Measurement Date. Performance vesting will be determined using linear interpolation in the event the Per Share Value is in between the Per Share Hurdle 1 Value and the Per Share Hurdle 2 Value or in between the Per Share Hurdle 2 Value and the Per Share Hurdle 3 Value. Notwithstanding anything herein to the contrary, only those Performance Stock Units, if any, that are both Performance-Vested Performance Stock Units and Time-Vested Performance Stock Units (hereinafter referred to as, “Fully Vested Performance Stock Units”) shall be settled in accordance with Section 4 below.

(c) End Date. Notwithstanding anything herein to the contrary, any Performance Stock Units that are not Fully Vested Performance Stock Units as of the End Date (or that do not become Fully Vested Performance Stock Units in connection with the End Date) will be forfeited and cancelled without consideration as of such date.

(d) Definitions. The following terms shall have, when used in this Agreement, the meanings set forth below:

(i) “Cause” has the meaning set forth in the Employment Agreement.

(ii) “Commencement Date” has the meaning set forth in the Employment Agreement.

(iii) “Employment Agreement” means that certain Employment Agreement, dated as of August 14, 2024, by and between the Company and the Participant.

(iv) “End Date” means the earlier of immediately following the consummation of a Change in Control and the 7th anniversary of the Date of Grant.

(v) “Good Reason” has the meaning set forth in the Employment Agreement.

(vi) “Per Share Change in Control Value” means the value of a share of Common Stock implied by the Change in Control transaction value (net of transaction expenses), determined on a fully diluted basis (including any shares of Restricted Stock or Restricted Stock Units that become vested in connection with the Change in Control), plus the aggregate per share of Common Stock dividends, distributions and equivalents paid by the Company from the Date of Grant through the consummation of the Change in Control in respect of shares of Common Stock (including any shares of Restricted Stock or Restricted Stock Units that become vested prior to or in connection with the Change in Control), as determined by the Board in good faith. For the avoidance of doubt, the transaction value shall include the amount of any holdback, earnouts and other post-closing adjustments, if and when distributed or paid to other Participants, if at all, with any Performance Stock Units that would have become performance vested if such amounts were included when determining which Performance Stock Units, if any performance vested in connection with the Change in Control, collecting from such amounts.

(vii) “Per Share Value” means, as of a Measurement Date, (x) in the event of a Change in Control, the Per Share Change in Control Value, (y) prior to a Public Company Event, the per share value as reasonably determined by the Board based on the applicable per share range as set forth in the applicable Valuation, and (z) prior to a Change in Control and following a Public Company Event, the highest 30-Day VWAP achieved during the calendar quarter in which the Post-Public Company Measurement Date occurs, as applicable.

(viii) “Measurement Date” means each of the following dates, (x) prior a Public Company Event and commencing in 2025, December 31 of each year, (y) following a Public Company Event, the Post-Public Company Measurement Date, and (z) a Change in Control. For the avoidance of doubt, no Measurement Date shall occur following the earlier to occur of the End Date and the achievement of the Per Share Hurdle 3 Value.

(ix) “Post-Public Company Measurement Date” means the last day of each full calendar quarter following a Public Company Event through and until the End Date; provided, however, that if any Performance Stock Units are not Time-Vested Performance Stock Units as of the End Date (provided that the Participant is in Continuous Service as of such date), such Performance Stock Units will fully time-vest and settle to the extent such Time-Vested Performance Stock Units become Fully Vested Performance Stock Units, if at all, at such time.

(x) “Public Company Event” means the first to occur of (x) an IPO (as defined in the Stockholders’ Agreement), (y) the date the Common Stock is listed on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, or (z) the consummation of any transaction or series of transactions whereby shares of Common Stock are exchanged for shares of common stock of another entity, including a special purpose acquisition company (a “Public Entity”), that are publicly traded on the New York Stock Exchange (NYSE), National Association of Securities Dealers Automatic Quotation System (Nasdaq) or another qualified securities exchange in the United States as determined by the Board, including as a result of the Company merging with, becoming controlled by, or falling under common control with, a Public Entity.

(xi) “Stockholder” has the meaning set forth in the Stockholders’ Agreement.

(xii) “Stockholders’ Agreement” means that certain Stockholders Agreement, dated as of February 2, 2021, by and among the Company and each of the stockholders party thereto (as may be amended, modified or supplemented from time to time).

(xiii) “Valuation” means the value of the Company as determined by Houlihan Lokey (unless otherwise determined by the Board, in which case the Chief Executive Officer of the Company shall select the firm from three independent third-party valuation firms that have been selected and approved by the Board) using methodology consistent with past practice, which will take into account long term projections provided by management that have been reviewed and approved by the Board, which Board approval shall not be unreasonably withheld.

(xiv) “30-Day VWAP” means the volume-weighted average price of a share of Common Stock for any thirty (30)- trading day period that occurs after the end of a lock-up period following a Public Company Event.

(e) Termination of Continuous Service.

(i) Termination for Cause/Violation of Noncompetition or Nonsolicitation Covenant/Material Violation of Other Restrictive Covenants. In the event of either: (x) a termination of the Participant’s Continuous Service by the Company for Cause, or (y) the Participant’s violation of any noncompetition or nonsolicitation covenant or material violation of any other restrictive covenant by which the Participant may be bound, including, but not limited to, those set forth in the Employment Agreement, then, in each case, all Performance Stock Units, whether or not vested, shall be forfeited and cancelled without consideration; provided, that, in the event of either (x) or (y) following either a Change in Control or the date on which the Permitted Holders beneficial ownership of outstanding shares of Common Stock in the aggregate falls below ten percent (10%), only unvested Performance Stock Units shall be forfeited and cancelled without consideration and any Fully Vested Performance Stock Units shall remain outstanding until settled in accordance with Section 4. Notwithstanding anything in this Section 3(e) to the contrary, the forfeiture provisions of this Section 3(e)(i) shall continue to apply to all Performance Stock Units, whether or not vested, following a termination of Continuous Service (in addition to during a Participant’s Continuous Service) until the earliest of a Change in Control, the date on which the Permitted Holders beneficial ownership of outstanding shares of Common Stock in the aggregate falls below ten percent (10%), or settlement in accordance with Section 4.

(ii) Termination by the Participant without Good Reason. In the event of a termination of Continuous Service by the Participant without Good Reason: prior to the three (3)-year anniversary of the Commencement Date, all Performance Stock Units, whether or not vested, shall be forfeited and cancelled without consideration; provided, that, if the Participant (x) identifies or helps identify a successor Chief Executive Officer who is acceptable and approved by the Board, and (y) the successor Chief Executive Officer commences employment with the Company and the Participant facilitates a successful transition, in each case, as determined by the Board in its sole discretion, then all Time-Vested Performance Stock Units as of the date of date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units in accordance with Section 3(b); provided, further, that any Performance Stock Unit that is not a Time-Vested Performance Stock Unit as of the date of such termination shall be forfeited and cancelled without consideration. In the event of a termination of Continuous Service by the Participant without Good Reason on or following the three (3)-year anniversary of the Commencement Date, all Time-Vested Performance Stock Units shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b).

(iii) Termination due to Death or Disability. In the event of a termination of Continuous Service (x) by the Company due to the Participant’s Disability, or (y) due to the Participant’s death, subject to, in the case of subclause (x), the Participant’s continued compliance with any noncompetition or nonsolicitation covenant and material compliance with any other restrictive covenant by which the Participant may be bound, then all Time-Vested Performance Stock Units as of the date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b) and, in each case, subject to the Participant’s or the Participant’s estate, as applicable, timely execution and non-revocation of a separation agreement and general release of claims, in the form attached to the Employment Agreement (the “Release Requirement”), the next tranche of unvested Performance Stock Units that would have become Time-Vested Performance Stock Units had the Participant remained in Continuous Service through the next Time Vesting Date shall time vest, and, together with all Time-Vested Performance Stock Units outstanding as of the date of such termination, shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b). All Performance Stock Units that are not Time-Vested Performance Stock Units following the acceleration of vesting contemplated by this Section 3(e)(iii) shall be forfeited and cancelled without consideration.

(iv) Termination by the Company without Cause or by the Participant for Good Reason. In the event of a termination of Continuous Service (x) by the Company without Cause (excluding due to death or Disability) or (y) by the Participant for Good Reason, in each case, subject to the Participant’s continued compliance with any noncompetition or nonsolicitation covenant and material compliance with any other restrictive covenant by which the Participant may be bound, then all Time-Vested Performance Stock Units as of the date of such termination shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b), in each case, subject to the Release Requirement, the next tranche of Performance Stock Units that would have become Time-Vested Performance Stock Units had the Participant remained in Continuous Service through the next Time Vesting Date shall time vest, and, together with all Time-Vested Performance Stock Units outstanding as of the date of such termination, shall remain outstanding until the End Date and eligible to performance vest and become Fully-Vested Performance Stock Units, if not already, in accordance with Section 3(b). All Performance Stock Units that are not Time-Vested Performance Stock Units following the acceleration of vesting contemplated by this Section 3(e)(iv) shall be forfeited and cancelled without consideration.

4. Settlement. Subject to the terms, conditions and restrictions contained herein, on or within thirty (30) days following the End Date, the Participant shall receive the number of shares of Common Stock that correspond to the number of outstanding Fully Vested Performance Units, and such outstanding Fully Vested Performance Stock Units shall be cancelled upon the delivery of such shares of Common Stock. Upon settlement pursuant to, and in accordance with, this Section 4, shares of Common Stock will be transferred to the Participant and a certificate or certificates representing the shares of Common Stock will be issued in the name of the Participant. Notwithstanding the foregoing, the Company may, in its discretion, elect to complete the delivery of such shares of Common Stock by means of electronic book-entry, rather than issuing physical share certificates. Any shares of Common Stock issued hereunder shall be subject to the terms, conditions and restrictions contained in the Stockholders’ Agreement. Notwithstanding the foregoing, in the event of a Change in Control, all Fully Vested Performance Stock Units shall be converted into the right to receive transaction consideration on the same basis as other Stockholders, and the Company shall have the right to cash out Fully Vested Performance Stock Units (with respect to which shares have not yet been delivered) for transaction consideration on the same basis as other Stockholders. Notwithstanding anything contained herein to the contrary, the Board may (i) determine in its discretion to pay the transaction consideration entirely in cash (rather than in cash and in-kind) so long as Participant is paid in the same form of consideration as all other Stockholders and (ii) value any escrows, holdbacks and earn outs, in each case, at maximum amounts, allocable to the Fully Vested Performance Stock Units as of the date of the Change in Control is consummated and pay such amounts to the Participant in connection with the Change in Control (rather than on the later date(s) on which actually paid to the Stockholders), in each case, subject to compliance with Section 409A of the Code.

5. Dividend Equivalents. In the event that the Company pays a dividend on its outstanding Common Stock for which the related record date occurs after the Date of Grant and prior to the date a Performance Stock Unit becomes a Fully Vested Performance Stock Unit, dividend equivalents will accrue and be credited to a dividend book entry account on behalf of the Participant with respect to the maximum number of Performance Stock Units that can be earned hereunder on the same terms as dividends are paid to holders of Common Stock. Such dividend equivalents will be paid in cash (valuing any dividends in the form of property at the Fair Market Value thereof), without interest, at the time when, and to the extent that, a Performance Stock Unit becomes a Fully Vested Performance Stock Unit in accordance with the provisions hereof. For the avoidance of doubt, (a) to the extent any Performance Stock Units are forfeited, cancelled or terminated for any reason prior to becoming Fully Vested Performance Stock Unit, any dividend equivalents corresponding to such forfeited, cancelled or terminated Performance Stock Units shall automatically be forfeited for no consideration and (b) any dividends paid on outstanding Common Stock for which the related record date occurs after the date a Performance Stock Unit becomes a Fully Vested Performance Stock Unit shall be paid to Participant as though such Fully Vested Performance Stock were outstanding Common Stock.

6. Taxes. As a condition to the vesting and settlement of the Performance Stock Units, the Participant shall satisfy the corresponding tax obligations by remitting cash to the Company; provided that, at the Participant’s election, the Participant may satisfy the corresponding tax obligations by instructing the Company to withhold Common Stock with an aggregate fair market value (prior to a Public Company Event, based on a Valuation completed as of June 30, 2031 unless there have been material changes since such Valuation that makes such Valuation unreasonable to use as the then-current fair market per share value, as reasonably determined by the Board, in which case such June 30, 2031 Valuation shall be reasonably adjusted to account for such change and, if in connection with a Change in Control, based on the amount received in respect of each Performance Stock Unit in connection with the consummation of the Change in Control (not including any holdback, earnouts or other post-closing adjustments (which would be taxed only if and when distributed or paid to the Participant)) sufficient to satisfy such tax obligations, and the Company shall withhold such shares and fund the tax obligations upon such instruction; provided, further, that following a Public Company Event, in lieu of share withholding, the Company may implement a broker assisted share sale mechanism to cover the Participant’s withholding taxes, to the extent legally permitted. In any case, following a Public Company Event and during an open trading window, the Company shall cooperate with the Participant in order to facilitate the Participant having the ability to enter into valid 10b-5-1 plans to satisfy tax obligations in connection with equity award vesting and settlement. Notwithstanding the foregoing, to the extent any portion of the Performance Stock Units is settled in cash or cash transaction consideration pursuant to Section 4, any cash amount shall first be used to reduce any required employee-side tax withholding obligations.

7. Stockholders’ Agreement. Notwithstanding anything herein to the contrary, in no event shall shares of Common Stock be delivered pursuant to this Agreement if the Participant has not executed and delivered to the Company a joinder to the Stockholders’ Agreement.

8. Representations. The Participant represents, warrants, acknowledges and agrees that (i) the Participant is an “accredited investor” within the meaning of Section 501(a) of Regulation D under the Securities Act and acquiring the Performance Stock Units and underlying Common Stock for and on behalf of the Participant, for investment purposes, and not with a view to distribution in violation of the Securities Act; (ii) the Participant understands that there are substantial restrictions on the transferability of the Performance Stock Units and the Common Stock underlying the Performance Stock Units and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Participant to liquidate the Common Stock in case of emergency, if at all; (iii) the Common Stock has not been registered under the Securities Act and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available; (iv) the Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and Affiliates, the Company’s organizational documents, the terms and conditions of the acquisition of the Common Stock underlying the Performance Stock Units, and the Plan and to obtain any additional information which the Participant deems necessary; (v) the Participant has such knowledge and experience in financial and business matters that the Participant is capable of evaluating the merits and risks of the prospective investment; and (vi) the Participant did not learn of the offering of the Performance Stock Units by any form of general solicitation or general advertising.

9. Compliance with Laws and Regulations. The grant of this PSU Award and the issuance and transfer of the Common Stock underlying the Performance Stock Units upon settlement of this PSU Award shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the shares of Common Stock may be listed at the time of such issuance or transfer.

10. Transfer Restrictions. Neither the Performance Stock Units nor any right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to effect any such action shall be void. If the Participant or the Participant’s beneficiary hereunder violates the restrictions of this Section 10, then the Performance Stock Units and any and all of the Participant’s or beneficiary’s rights and/or benefits under this Agreement shall cease and terminate. Notwithstanding any of the foregoing to the contrary, the Performance Stock Units may be transferred by Participant, without consideration, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved by the Committee in its sole discretion (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.. For the avoidance of doubt, nothing herein affects the transferability of shares of Common Stock received upon settlement of the Performance Stock Units.

11. No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Continuous Service at any time.

12. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

If to the Company:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Attention: General Counsel

If to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

13. Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

14. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors and administrators, heirs and successors of the Participant.

15. Adjustment Upon Changes in Capitalization. The PSU Award may be adjusted as provided in the Plan including, without limitation, pursuant to Section 12 of the Plan. In addition, the Per Share Value and Per Share Hurdles associated with this PSU Award will be subject to customary adjustment provisions to preserve the benefits or potential benefits intended to be made available by the Performance Stock Units in connection with any changes in the Company’s capital structure, including, without limitation, subdivision of shares into a greater number of shares (by stock dividend, stock split, reclassification or otherwise) or combination of shares into a smaller number of shares (by reverse stock split, reclassification or otherwise) or any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, stock redemption, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares or other similar corporate event (including mergers or consolidations that do not constitute a Change in Control).

16. Section 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement and the Performance Stock Units granted hereunder are intended to comply with, or be exempt from, the provisions of Section 409A of the Code, and shall be construed and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee that any payment under this Agreement complies with, or is exempt from, Section 409A of the Code, and neither the Company, its subsidiaries or Affiliates, nor their respective executives, members, partners, directors, officers, or affiliates shall have any liability with respect to any failure of any payments or benefits under this Agreement to comply with Section 409A of the Code to the extent such payments or benefits are made in accordance with the terms of this Agreement. No payment, benefit or consideration shall be substituted for this PSU Award if such action would result in the imposition of taxes under Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if any provision of this Agreement would result in the imposition of taxes under Section 409A of the Code, that provision shall be reformed by the Company and Participant, to the extent permissible under Section 409A of the Code, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights with respect to this PSU Award. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code.

(b) Notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of the Performance Stock Units granted hereunder that are “nonqualified deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six (6) months after the date of the Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any six (6)-month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest date permitted under Section 409A of the Code that is also a business day.

(c) References in this Agreement to “termination of employment” or “termination of Continuous Service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of this PSU Award is designated as a separate payment.

17. Entire Agreement. This Agreement, together with the Plan and the Stockholders’ Agreement, constitutes the entire agreement of the parties with regard to the subject matter hereof, and supersedes all prior agreements or prior understandings, whether written or oral, between the Company or its Affiliates and the Participant relating to such subject matter, including, without limitation, Exhibit B to the Employment Agreement.

18. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the State of Delaware.

19. Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

20. Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Performance Stock Unit Award Agreement as of the [•] day of August, 2024.

SUPERIOR ENERGY SERVICES, INC.

By:
Title:

Participant

EXHIBIT C

General Release of Claims

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EXHIBIT C

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Superior Energy Services, Inc. (the “Company”) and David J. Lesar (“Executive”). Capitalized terms utilized but not defined herein shall have the same meanings ascribed to them in the Employment Agreement (as defined below).

1. The parties acknowledge and agree that Executive’s last day of employment with the Company was [DATE] (the “Date of Termination”). As of the Date of Termination, Executive shall not be, nor hold Executive out as, a current employee, agent, or other representative of the Company or any other Company Entity (as defined below). Executive acknowledges and agrees that the Accrued Obligations will be payable in accordance with the Employment Agreement.

2. In consideration for timely executing and not revoking this Agreement, for complying with its terms and the terms of the Surviving Provisions (as defined below), in full settlement of all compensation and benefits to which Executive would otherwise be entitled, and in exchange for the promises, covenants, release, and waivers set forth herein, the Company will provide Executive with the Severance Payments (as defined in Section 3(a)(ii) of the Employment Agreement), payable in accordance with the Employment Agreement. Executive acknowledges that Executive would not be entitled to this Severance Payments (or any portion thereof) but for Executive’s execution and non-revocation of this Agreement.

3. Executive acknowledges and agrees that the Severance Payments provided to Executive and on Executive’s behalf pursuant to this Agreement: (a) are in full discharge of any and all obligations owed to Executive, monetarily or otherwise, except as explicitly provided in this Agreement, with respect to Executive’s employment or the termination thereof; and (b) exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled except as explicitly provided in this Agreement. Executive acknowledges and agrees that the Company will make appropriate withholdings from all payments made pursuant to this Agreement. Executive specifically acknowledges and agrees that Executive is not entitled to any salary, wages, commissions, overtime, premiums, paid time off, vacation, sick pay, holiday pay, personal day pay, royalties, equity, phantom equity, carried interest, bonuses, deferred compensation, or other forms of compensation, benefits, fringe benefits, perquisites, interests, or payments of any kind or nature whatsoever, in each case, with respect to Executive’s employment or the termination thereof (collectively, “Compensation”), except as explicitly provided in this Agreement. For the avoidance of doubt, nothing herein shall be interpreted or construed in such a manner as to limit, extinguish or otherwise adversely affect Executive’s rights and the Company’s obligations under each of that certain Restricted Share Award Agreement and that certain PSU Award Agreement, in each case, between Executive and the Company and pursuant to the terms and conditions therein.

4. Any benefits received by Executive and Executive’s eligible dependents under the Company’s medical plan(s) will cease as of the last day of the calendar month during which the Date of Termination occurs. Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for

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Executive and any eligible dependents, as applicable, if Executive timely applies for such coverage. Such COBRA coverage will be at Executive’s own expense and subject to the provisions of COBRA and the Company’s medical plan(s) which may be modified from time to time. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in a separate mailing.

5. Executive agrees, represents, and warrants that (a) Executive has complied with Section 4(d) of the Employment Agreement and returned to the Company all Company property and Confidential Information in Executive’s possession or control; and (b) in accordance with Section 2(h) of the Employment Agreement, as of the Date of Termination, Executive shall be deemed to have resigned from all positions (including officerships, managerships, and directorships) Executive holds with any member of the Company Entities, and Executive shall promptly execute any documents necessary or desirable to effectuate such resignations.

6. In exchange for the Severance Payments, Executive, on behalf of Executive and all of Executive’s heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby releases and forever waives and discharges any and all claims, liabilities, causes of action, demands, charges, complaints, suits, rights, costs, debts, expenses, promises, agreements, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, now have, or might have against the Company or any of its current, former, or future parents, subsidiaries, affiliates, or related companies (collectively, the “Company Entities”), or any of the Company Entities’ respective current, former, or future directors, officers, general partners, limited partners, managers, members, shareholders, divisions, employees, agents, consultants, contractors, advisors, benefit plans, attorneys, predecessors, successors, assigns, legal representatives, lenders, creditors, portfolio companies, or investment funds (or the other investment vehicles any of the foregoing manage and/or for which they perform services) (collectively, with the Company Entities, the “Company Parties”), or any of the Company Parties’ respective family members, estates, heirs, or assigns (collectively, with the Company Parties, the “Releasees” and each a “Releasee”), arising at any time prior to the date Executive executes this Agreement, whether such Claims are known to Executive or unknown to Executive, whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment with any of the Releasees, or the termination of such employment; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the Releasees, in each case, with respect to Executive’s employment or the termination thereof, whether written or oral, whether express or implied, at any time prior to the date Executive executes this Agreement, including, but not limited to, that certain Employment Agreement between Executive and the Company entered into on or about August 14, 2024 (the “Employment Agreement”), the Restricted Share Award Agreement, the PSU Award Agreement, and the Management Incentive Plan; (c) Claims arising under any federal, state, or local law, rule, constitution, ordinance, or public policy, including, without limitation, (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, the Equal Pay Act, the Fair Credit Reporting Act, the Labor Management Relations Act, the National Labor Relations Act, the

Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act of 2008, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the Internal Revenue Code of 1986, and/or the Texas Labor Code, including but not limited to the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act, as all such laws have been amended from time to time, or any other federal, state, or local labor law, wage and hour law, worker safety law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, Claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, quantum meruit, promissory estoppel, prima facie tort, or restitution, , and (iii) Claims for Compensation, other monetary or equitable relief, attorneys’ or experts’ fees or costs, forum fees or costs, or any tangible or intangible property of Executive’s that remains with any of the Releasees; and (d) Claims arising under any other applicable law, regulation, rule, policy, practice, promise, understanding, or legal or equitable theory whatsoever, in each case, that relate to Executive’s employment or the termination thereof; provided, however, that Executive does not release (A) Executive’s rights with respect to the restricted shares, time-based restricted stock units and performance based restricted stock units or other equity based awards and the agreements pursuant to which they were granted; (B) claims that arise after the date Executive executes this Agreement; (C) any claims for breach of this Agreement or to enforce the terms of this Agreement; and (D) any claims that cannot be waived or released as a matter of law. Executive specifically intends the release of Claims in this Paragraph 6 to be the broadest possible release permitted by law.

7. Executive represents that Executive has never commenced or filed, or caused to be commenced or filed, any lawsuit or arbitration against any of the Releasees. Except as otherwise provided in Paragraph 6 of this Agreement, Executive further agrees not to directly or indirectly commence, file, or in any way pursue, or cause or assist any person or entity to commence, file, or pursue, any lawsuit or arbitration against any of the Releasees in the future. For avoidance of doubt, nothing in this Agreement, any other agreement between Executive and the Company, or any Company policy shall prevent Executive from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any other government agency, from making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations, from participating in any SEC, EEOC, NLRB, or other agency investigation or proceeding, or from disclosing to any government agency or any other third party any factual information relating to a claim of discrimination, harassment, or retaliation.

8. Executive acknowledges and agrees that nothing in this Agreement modifies, supersedes, or changes the following Sections of the Employment Agreement, which remain in full force and effect and continue to bind Executive following the Date of Termination in accordance with their terms (subject to the carve-outs contained on Exhibit A thereto): Section 1(i) (Indemnification), Section 1(k) (Preemptive Rights; Registration Rights), Section 4(a) (Confidential Information), Section 4(b) (Work Product), Section 4(c) (Legal Process), Section 4(d) (Return of Company Property), Section 4(e) (Non-Competition), Section 4(f) (Non-Solicitation of Customers and other Business Relationships), Section 4(g) (Non-Solicitation of

Personnel), Section 4(h) (Non-Disparagement; Non-Publicity), Section 4(i) (Cooperation), Section 5 (Acknowledgments), Section 6 (Enforcement), Section 7 (Arbitration), Section 8 (Severance Payments), Section 9(a) (Amendments and Waiver), Section 9(b) (Third-Party Beneficiaries), Section 9(c) (Governing Law; Acknowledgement), Section 9(d) (Modification; Mutual Drafting; Severability; Construction; Execution), Section 9(e) (Entire Agreement and Effectiveness), Section 9(f) (Successors and Assigns), Section 9(g) (Notices), Section 9(h) (Taxes), Section 9(i) (Survival of Covenants, Representations, Warranties and Agreements), Section 9(j) (Clawback Provisions), Section 9(k) (Section 280G), and Section 9(l) (Section 409A) of, and Appendix A to the Employment Agreement (collectively, all of the foregoing, the “Surviving Provisions”). Any disputes arising under this Agreement (or the Surviving Provisions) shall be resolved in accordance with the dispute resolution terms provided in Section 6 and 7 of the Employment Agreement.

9. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

10. Executive understands that this Agreement includes a release covering all legal rights or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), and all other federal, state, and local laws regarding age discrimination, whether those claims are presently known to Executive or hereafter discovered. Executive is not waiving or releasing any right or claim which Executive may have under the ADEA which arises after Executive signs this Agreement. To the extent the Company has a right to recoupment of any amounts paid to Executive under this Agreement, that right to recoupment shall not apply and the Company will not seek recoupment in the event Executive breaches the waiver and release of age discrimination claims by bringing any complaint, claim, charge or challenge under the ADEA. Executive acknowledges that Executive is entitled to consider the terms of this Agreement for [twenty-one (21)/forty-five (45)] days before signing it. Executive further understands that this Agreement shall be null and void if Executive fails to execute the Agreement prior to expiration of the [twenty-one (21)/forty-five (45)] day period. To execute this Agreement, Executive must sign and date the Agreement below, and return a complete copy thereof to the Company’s General Counsel. Should Executive execute this Agreement within the [twenty-one (21)/forty-five (45)] day period, Executive understands that Executive may revoke this Agreement within seven (7) days of the day Executive signs it (the “Revocation Period”). Executive may revoke Executive’s acceptance by notifying the Company’s General Counsel in writing, within seven (7) calendar days after Executive executes this Agreement, by hand delivery, email, or overnight courier. If Executive revokes this Agreement prior to the expiration of the Revocation Period, this Agreement and the promises contained herein (including, but not limited to, the Company’s obligations under

Paragraph 2 above) automatically shall be null and void. If Executive does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become fully binding, effective, and enforceable on the eighth (8th) calendar day after the day Executive executes it. The date upon which this Agreement becomes binding and enforceable is the “Effective Date.”

11. Executive represents and warrants that Executive is not aware of any facts or circumstances that Executives knows or believes to be either (a) a past or current violation of the Company’s or any of its affiliates’ rules and/or policies, or (b) a past or current violation of any laws, rules, and/or regulations applicable to the Company or any of its affiliates. This Agreement shall not in any way be construed as an admission by any of the Releasees of any liability or of any wrongful acts whatsoever against Executive or any other person.

12. This Agreement (a) may be executed in identical counterparts, which together shall constitute a single agreement, and facsimile, PDF, and other true and accurate copies of this Agreement will have the same force and effect as originals hereof; (b) shall be deemed to have been made in the State of Texas, and shall be governed by and construed in accordance with the laws of the State of Texas, excluding any choice of law principles; (c) including the Surviving Provisions constitutes the parties’ entire agreement, arrangement, and understanding regarding the subject matter herein, superseding any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, between Executive on the one hand and the Company on the other hand regarding the same subject matter, and Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Releasees prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement; and (d) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further signed written agreement between the parties.

13. This Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”), or shall comply with the requirements of Section 409A. Each payment made under this Agreement will be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, directors, managers, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A.

14. EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT; THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT EXECUTIVE HAS HAD AMPLE TIME TO CONSIDER THIS AGREEMENT; THAT THE COMPANY HAS ADVISED AND URGED EXECUTIVE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EXECUTIVE HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH AN INTENT TO BE BOUND BY THIS AGREEMENT; AND THAT EXECUTIVE HAS FULL POWER AND AUTHORITY TO RELEASE EXECUTIVE’S CLAIMS AS SET FORTH HEREIN AND HAS NOT ASSIGNED ANY SUCH CLAIMS TO ANY OTHER INDIVIDUAL OR ENTITY.

[Signature page follows.]

AGREED TO:

SUPERIOR ENERGY SERVICES, INC.

By:
	Name:	Date
Title:

EXECUTIVE

	David J. Lesar	Date